Exhibit 5.5

June 30, 2009

Teck Resources Limited

Suite 3300 – 550 Burrard Street

Vancouver, British Columbia V6C 0B3

Re:	Washington Guarantors

Teck American Incorporated

TCAI Incorporated

Ladies and Gentlemen:

I am in house counsel to Teck American Incorporated (“Teck American”) and TCAI Incorporated (“TCAI”) (each a “Washington Guarantor” and collectively, the “Washington Guarantors”), who are both Washington corporations, and am providing this opinion letter to you in connection with the filing on June 30, 2009 of the Registration Statement on Form F-4 (the “Registration Statement”) by Teck Resources Limited (the “Company”), the Washington Guarantors and the other co-registrants named therein, with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder, relating to the registration (the “Exchange Offer”) of (i) the Company’s 9.75% Senior Secured Notes due 2014, 10.25% Senior Secured Notes due 2016 and 10.75% Senior Secured Notes due 2019 in an aggregate principal amount of U.S. $4,225,000,000 (collectively, the “Exchange Notes”) and (ii) the guarantees of the Exchange Notes by the Washington Guarantors and certain other subsidiaries of the Company (the “Guarantees”).

This opinion is being furnished at the request of the Company in connection with the Registration Statement.

1. Document Review. In connection with furnishing this opinion, I have examined:

(i) a copy of the Registration Statement,

(ii) a copy of the Indenture dated as of May 8, 2009, and supplemented as of June 25, 2009, by and among the Company, the Washington Guarantors and certain other subsidiaries of the Company, and The Bank of New York Mellon, as Trustee (the “Indenture”),

(iii) a copy of the Registration Rights Agreement dated as of May 8, 2009 by and among the Company, the Washington Guarantors and certain other subsidiaries of the Company, and J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., BMO Capital Markets Corp., CIBC World Markets Corp., RBC Capital Markets Corporation, Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and The Toronto-Dominion Bank (the “Registration Rights Agreement”),

(iv) copies of the Exchange Notes and related Guarantees, and

(v) other certificates, agreements and documents as I deemed relevant and necessary as a basis for the opinions expressed below.

The Registration Statement, Indenture, Registration Rights Agreement, Exchange Notes and related Guarantees are hereinafter collectively referred to as the “Documents.” I have not reviewed any financing documents related to the Exchange Offer other than those listed above.

In rendering my opinion, I have also relied, to the extent I deemed relevant and necessary, upon oral and written statements of officers and other representatives of the Washington Guarantors as to factual matters, upon the factual matters contained in the representations and warranties of the Washington Guarantors, and I have also examined such certificates of public officials, corporate documents and records, and other certificates and instruments as I have deemed necessary for the purposes of the opinion herein expressed.

2. Opinions. Based upon and subject to the foregoing, and subject to the qualifications, limitations, assumptions and exceptions set forth in subsequent portions of this opinion letter, it is my opinion that:

(a) Existence. Each Washington Guarantor is a Washington corporation, duly formed, validly existing and in good standing under the laws of the State of Washington, duly qualified to do business under the law of the State of Washington, and has all requisite corporate power and authority to own and operate its property and to conduct the business to which it proposes to engage and is engaged.

(b) Corporate Power. Each Washington Guarantor has the corporate power and authority to execute, deliver, and perform such Washington Guarantor’s obligations under the Documents.

(c) Authorization. The execution and delivery of the Documents by each Washington Guarantor and the performance of each Washington

Guarantor’s obligations under the Documents has been duly authorized by all requisite action of each Washington Guarantor, and the Documents have been duly executed and delivered by each Washington Guarantor.

(d) Noncontravention. The execution and delivery by each Washington Guarantor of the Documents will not result in the violation of: (i) the provisions of the Articles of Incorporation or Bylaws of either Washington Guarantor, or (ii) any law, statute, regulation, rule, or, to the best of my knowledge, any judgment or order of any court or arbitrator or governmental or regulatory authority applicable to such Washington Guarantor.

(e) Consent. No consent, approval, authorization, order, registration or qualification of or with any court, arbitrator, or governmental or regulatory authority is required for the execution, delivery and performance by each Washington Guarantor of the Documents, or for compliance by each Washington Guarantor with the terms of the Documents, or for the consummation of the transactions contemplated by the Documents.

3. Assumptions. In my examination of the documents referred to above, I have relied, without independent investigation on customary assumptions, including the following: (i) the genuineness of all signatures, (ii) the enforceability of documents against each party to the documents other than the Washington Guarantors, (iii) the legal capacity of all individuals who have executed any of the documents I reviewed, (iv) the authenticity of all documents and instruments submitted to me as originals, (v) the conformity to the original documents of all documents submitted to me as certified, photostatic, reproduced or conformed copies of agreements or other documents, (vi) the authenticity of the latter documents, (vii) that the statements in certificates of public officials and officers of the Washington Guarantors regarding matters of fact in the certificates, records, agreements, instruments and documents that I have examined are accurate; (viii) each Washington Guarantor has all the environmental, mining, and other governmental permits, licenses, authorizations, and consents necessary to engage in their specific mining operations; (ix) each party other than the Washington Guarantors to the Documents has satisfied those legal requirements that are applicable to it to the extent necessary to make the Documents enforceable against it; (x) all parties, other than Washington Guarantors, have legal existence; (xi) the Documents have been duly authorized by all necessary action on the part of all parties, other than the Washington Guarantors, and the Documents have been duly executed and delivered by, and are valid as to, binding upon and enforceable against all parties other than the Washington Guarantors; (xii) persons acting on behalf of the parties, other than the Washington Guarantors, including agents and fiduciaries, are duly authorized to act in that capacity; (xiii) adequate consideration exists for the transaction; (xiv) the conduct of the parties has complied with any requirement of good faith, fair dealing and conscionability; (xv) there are no agreements or understandings among the parties, other than the Washington Guarantors, written or oral, and there is no usage of trade or course of prior dealing among the parties, other than the Washington Guarantors, that would, in either case, define, supplement or qualify the terms of the Documents; (xvi) the Documents accurately reflect all of the intended agreements between the parties; and (xvii) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision binding upon Washington courts has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

4. Qualifications. The opinions set forth in this opinion letter are subject to customary qualifications, some of which are:

(a) Specified Laws. Enforcement of the Documents is limited by the following: (i) the exercise of judicial discretion in accordance with principles of equity, including, but not limited to, public policy, commercial reasonableness, materiality, and good faith and fair dealing, and (ii) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws of general applicability affecting creditors’ rights. Principles of equity will require a Washington Guarantor to act reasonably, in good faith and in a manner that is not arbitrary or capricious in the administration and enforcement of the Documents and will preclude a Washington Guarantor from invoking penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work as a forfeiture. I express no opinion as to whether any performance or provisions of any of the Documents will be enforceable by a decree of specific performance or other equitable relief.

(b) General Waivers. Provisions of the Documents requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

(c) Representations and Warranties. As to factual matters, I have relied on the representations and warranties contained in the Officer’s Certificate of each Washington Guarantor.

5. Limitations and Exclusions. The opinions set forth in this opinion letter are subject to customary limitations and exclusions, including the following:

(a) No Title Opinion. I have made no examination of title to any property (whether real, personal or mixed), and I express no opinion whatsoever with respect to Washington Guarantors’ ownership of any such property.

(b) No Securities Opinion. I have not examined any securities or registration issues, and I express no opinion whatsoever with respect to securities laws and requirements.

(c) No Priority Opinion. I express no opinion whatsoever regarding the priority of any mortgage lien or security interest.

(d) Licensed Only in Washington. I express no opinion with respect to the effect of any law other than the law of the State of Washington and the federal law of the United States.

(e) Financial. I have not evaluated or reviewed any financial information relating in any way to the Washington Guarantors, and disclaim any obligation to conduct such evaluation or review in connection with this opinion. Moreover, I have not reviewed, and express no opinion on provisions relating to the occurrence of “material” or words of similar import contained in any such agreement or instrument.

(f) Subsequent Events. I undertake no obligation to advise you of facts or changes in fact, law, rulings and regulations occurring after the date of this opinion letter even though the changes may affect the legal analysis, legal conclusion, or information contained in this opinion letter.

(g) Knowledge. The term “knowledge” as referenced in this opinion means my current actual knowledge, but does not include, except as specifically provided hereafter, constructive knowledge or inquiry knowledge. The term “knowledge” does confirm that in drafting this opinion letter I have made inquiry of the one or more representatives of the Washington Guarantors as to the relevant facts concerning this opinion and received answers, and further inquiry if any of the alleged facts were suspect, either on their face or on the basis of other facts known to me were open to question. The term “knowledge” also confirms that I have made a reasonable examination of my files.

(h) Captions. The captions in this opinion are for convenience of reference only and shall not limit, amplify or otherwise modify the provisions hereof.

This opinion letter is provided for the benefit of the parties addressed and may not be used or relied upon by you, for any other purpose or by any other person for any purpose whatsoever, without in each instance my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of my name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.

I further consent to the use of and reliance on this opinion by the Company’s counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP for issuance of its opinion letter in connection with the transactions contemplated by the Documents.

Sincerely,

/s/ C. Bruce DiLuzio
C. Bruce DiLuzio Vice President, Law and Administration